Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

EXACT SCIENCES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following email was sent to employees of Exact Sciences Corporation on November 20, 2025.

Team,

For more than 16 years, we have stood together as an independent, mission-driven company united by one goal: to transform cancer diagnostics and improve patient lives.

Today, we announced that Exact Sciences has entered into an agreement to be acquired by Abbott, an iconic company with deep Midwestern roots and a global presence. Abbott is a 137-year-old healthcare company and is a $42 billion leader in medical devices, diagnostics, nutritional products, and medicines. Their innovation engine, culture of pride, performance and commitment to improving lives make them one of the most respected healthcare companies in the world. You can read the press release here.

Today, Abbott does not have the presence we have in cancer diagnostics or genetics. They see Exact Sciences as the foundation of their future in these fields and recognize that our expertise in early detection, treatment guidance and genetics is unmatched. Your talent and passion have redefined how the world detects and treats cancer. We will operate as a standalone business unit, reporting directly to Abbott’s Chairman and CEO. Together, we will pursue a shared vision to help eradicate cancer.

I know this news comes as a surprise. It brings a mix of emotions, pride in what we have built, excitement about what’s ahead, and uncertainty about change. I feel that way, too. Over the years, we have built a team that cares deeply for our mission and for one another. That connection will continue to guide us through this moment and beyond.

When you build something great, others take notice. Abbott has long admired our science, our talent and the platform we created to prevent cancer, detect it earlier, and guide treatment. After careful consideration, our Board unanimously determined that it is in the best interest of our shareholders to move forward with this $23 billion combination.

Abbott is a company we can be proud to join. Like Exact Sciences, they’re built on innovation, integrity, and compassion. They have thrived for more than a century; a milestone few companies achieve. Their global reach can help us expand our impact to hundreds of millions of people and cancer patients around the world.

I believe this is the right path forward for three key reasons:

1.	Acceleration of patient impact. Combining our innovation with Abbott’s global scale will help us reach more patients faster and make a greater difference in the fight against cancer.

2.	Shared values and purpose. Abbott shares our values and commitment to improving lives. The Abbott team is united by purpose and prioritizes being a great place to work.

3.

Compelling value. We have a responsibility to our shareholders. Most of our employees are also shareholders, and through restricted stock units, 401(k) matching, and the employee stock purchase program, our team holds meaningful ownership in the company.

We expect the transaction to close in the second quarter of 2026. Until then, Exact Sciences will remain an independent company. From now through the close, there will be no changes to jobs, compensation, or benefits. And our day-to-day work, reporting structure, and focus will continue as they are, remaining “business as usual.

Our headquarters will remain in Madison, Wisconsin, where this journey began. Our labs and operations will continue across Wisconsin, California, Arizona, and beyond.

With Abbott’s reach and resources, we can expand access to our tests, guide more patients to the right care, and continue advancing the science of early detection and treatment guidance. This company was built through your talent, creativity, and perseverance. The next chapter will require those same strengths, and I have complete confidence in this team.

Later today, we will host several town halls to discuss what this means for all of us. The first session is for Exact Sciences employees only. This afternoon, Abbott’s Chairman and CEO, Robert Ford, will join me for a joint discussion. I know how excited the Abbott team is for us to join them, and I think Robert will be able to share some of that with you today. I hope you will join, listen, and ask questions.

Thank you for your resilience, teamwork, and belief in our mission. The heart of Exact Sciences has always been our people, and that heart will continue to drive us forward together.

Sincerely,

Kevin

Important Information and Where to Find It

In connection with the proposed transaction, Exact Sciences Corporation (“Exact Sciences”) will file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement, the definitive version of which will be sent or provided to Exact Sciences’ stockholders. Exact Sciences may also file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the proxy statement or any other document that may be filed by Exact Sciences with the SEC. INVESTORS AND SECURITY HOLDERS OF EXACT SCIENCES ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain the proxy statement (when it is available) and other documents that are filed with the SEC by Exact Sciences free of charge from the SEC’s website at https://www.sec.gov or through the investor relations section of Exact Sciences’ website at https://www.exactsciences.com.

Participants in the Solicitation

Exact Sciences and its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from Exact Sciences’ stockholders in connection with the proposed transaction. Information about the directors and executive officers of Exact Sciences and their ownership of Exact Sciences common shares is contained in the definitive proxy statement for Exact Sciences’ 2025 annual meeting of shareholders, which was filed with the SEC on April 29, 2025, including under the headings “Information Concerning Directors and Nominees for Director,” “Information Concerning Executive Officers,” “Corporate Governance Principles, Board Matters, and Non-Employee

Director Compensation,” “Compensation and Other Information Concerning Named Executive Officers” and “Securities Ownership of Certain Beneficial Owners and Management.” Additional information regarding ownership of Exact Sciences’ securities by its directors and executive officers is included in such persons’ SEC filings on Forms 3 and 4. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of Exact Sciences in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement relating to the proposed transaction when it is filed with the SEC. Free copies of the proxy statement relating to the proposed transaction and free copies of the other SEC filings to which reference is made in this paragraph may be obtained from the SEC’s website at https://www.sec.gov or through the investor relations section of Exact Sciences’ website at https://www.exactsciences.com.

Forward-Looking Statements

This communication contains forward-looking statements about, among other things, the proposed acquisition of Exact Sciences by Abbott Laboratories. Forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, the following: the possible inability of the parties to consummate the proposed transaction on a timely basis or at all; the possible inability of the parties to satisfy the conditions precedent to consummation of the proposed transaction, including necessary regulatory approvals and the requisite vote by Exact Sciences’ stockholders, on a timely basis or at all; the possible occurrence of any event, change or other circumstance that could give rise to the termination of the parties’ definitive agreement for the proposed transaction (the “Merger Agreement”); the risk that the Merger Agreement may be terminated in circumstances that require Exact Sciences to pay a termination fee; the possibility that competing offers may be made; the potential adverse impact on Exact Sciences of contractual restrictions under the Merger Agreement that limit Exact Sciences’ ability to pursue business opportunities or strategic transactions; risks relating to significant transaction costs associated with the proposed transaction and the possibility that the proposed transaction may be more expensive to complete than anticipated; potential adverse effects of the announcement or pendency of the proposed transaction, or any failure to complete the proposed transaction, on the market price of Exact Sciences’ common stock or on the ability of Exact Sciences to develop and maintain relationships with its personnel (including Exact Sciences’ ability to attract and retain highly qualified management and other scientific personnel) and customers, suppliers and others with whom it does business or otherwise on Exact Sciences’ business, financial condition, results of operations and financial performance; risks related to diversion of management’s attention from Exact Sciences’ ongoing business operations due to the proposed transaction; and the risk of litigation and/or regulatory actions related to the proposed transaction or Exact Sciences’ business and the outcome of any such litigation or regulatory action.

The risks described above are not exhaustive. Other important risks and uncertainties affecting Exact Sciences and its business are described in the Risk Factors sections of Exact Sciences’ most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and in its other reports filed with the SEC. Exact Sciences undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.